Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2011, in the Registration Statement (Form S-4) and related Prospectus of RAAM Global Energy Company for the registration of $50,000,000 of 12.5% Senior Notes due 2015.

/s/ Ernst & Young LLP

Louisville, Kentucky

October 6, 2011